Exhibit 21

           LIST OF SUBSIDIARIES OF THE REGISTRANT

The Registrant owns all of the issued and outstanding capital stock of (1) Great Bay Power Marketing, Inc., a Maine corporation, (2) BayCorp Ventures, LLC, a Delaware limited liability company, (3) Great Bay Hydro Corporation, a New Hampshire corporation, (4) Nacogdoches Power, LLC, a New Hampshire limited liability company, (5) Nacogdoches Gas, LLC, a New Hampshire limited liability company, and (6) Great Bay Hydro Maine, LLC, a Maine limited liability company. Great Bay Hydro Benton, LLC, a Maine limited liability company, is a wholly owned subsidiary of Great Bay Hydro Maine. Great Bay Hydro Maine owns all of the general partnership interests and Great Bay Hydro Benton owns all of the limited partnership interests of Benton Falls Associates, L.P.

The Registrant owns approximately 59.7% of the issued and outstanding capital stock of HoustonStreet Exchange, Inc., a Delaware corporation.

Great Bay Power Marketing, Inc. conducts business only under the business name of Great Bay Power Marketing, Inc.
BayCorp Ventures, LLC conducts business only under the business name of BayCorp Ventures, LLC. Great Bay Hydro Corporation conducts business only under the business name of Great Bay Hydro Corporation. Nacogdoches Power, LLC conducts business only under the business name of Nacogdoches Power, LLC. Nacogdoches Gas, LLC conducts business only under the business name of Nacogdoches Gas, LLC. Great Bay Hydro Maine, LLC conducts business only under the business name of Great Bay Hydro Maine, LLC. Benton Falls Associates conducts business only under the business name of Benton Falls Associates. HoustonStreet Exchange, Inc. conducts business only under the names HoustonStreet Exchange, Inc., HoustonStreet and HoustonStreet.com.